Exhibit 10.4
SUMMARY OF DIRECTOR COMPENSATION AND BENEFITS
Non-employee directors of US Airways Group, Inc. (“US Airways Group”) and US Airways, Inc. (“US Airways”) currently receive the following compensation for their Board service:
Annual Retainer: $20,000
Annual Committee Chair Retainer (other than Audit): $4,000
Audit Committee Chair Retainer: $10,000
Attendance Fees: $1,000 for each Board or committee meeting attended
2005 Equity Incentive Plan Grants
In accordance with the terms of the 2005 Equity Incentive Plan (the “2005 Plan”), each non-employee director elected or appointed for the first time after January 1, 2006 receives, on the date of his or her election or appointment to the Board of Directors, a grant of either (1) 4,125 options exercisable for shares of US Airways Group’s common stock, with an exercise price based on the Fair Market Value (as defined in the 2005 Plan) of the common stock on the date of grant, or (2) if determined by the Board in accordance with the terms of the 2005 Plan, a Stock Bonus Award or Stock Unit Award in an amount not greater than the number of shares of common stock equal to quotient of (a) the “fair value” of the grant of 4,125 options, as calculated pursuant to the terms of the 2005 Plan, divided by (b) the Fair Market Value of the common stock on the date of grant. In September 2007, the Board of Directors determined that all future initial grants would be in the form of Stock Bonus Awards.
In accordance with the terms of the 2005 Plan, each incumbent non-employee director receives, following each annual meeting of stockholders occurring after January 1, 2006, an annual grant of either (1) 4,125 options exercisable for shares of US Airways Group’s common stock, with an exercise price based on the Fair Market Value (as defined in the 2005 Plan) of the common stock on the date of grant, or (2) if determined by the Board in accordance with the terms of the 2005 Plan, a Stock Bonus Award or Stock Unit Award in an amount not greater than the number of shares of common stock equal to quotient of (a) the “fair value” of the grant of 4,125 options, as calculated pursuant to the terms of the 2005 Plan, divided by (b) the Fair Market Value of the common stock on the date of grant. In September 2007, the Board of Directors determined that all future annual grants would be in the form of Stock Bonus Awards. The annual grant will not apply if the non-employee director is elected for the first time at the annual meeting (in which case the individual will instead receive the initial grant described above). The annual grant will also be subject to pro ration for directors who have not served the full period since the prior annual meeting, in accordance with the terms of the 2005 Plan.
Travel Benefits
Non-employee directors and their immediate family members, including children under the age of 23, as well as a limited number of non-eligible family members and unrelated persons, are provided free transportation on US Airways, along with reimbursement for federal and state income taxes in connection with that travel.
Expense Reimbursement
Non-employee directors will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings upon submission of receipts.